Contact:	Fred Adams, Jr.
Chairman and CEO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS

JACKSON, Miss. (July 12, 2004) – Cal-Maine Foods, Inc. (Nasdaq/NM:CALM) today announced financial results for the fourth quarter and fiscal year ended May 29, 2004. For the fourth quarter of fiscal 2004, net sales were $142.4 million compared with net sales of $103.4 million for the fourth quarter a year ago. The Company reported net income of $17.2 million, or $0.70 per diluted share, compared with net income of $4.3 million, or $0.18 per diluted share, for the fourth quarter of fiscal 2003.

        For the fiscal year 2004, net sales were $572.3 million compared with net sales of $387.5 million for fiscal 2003. The Company reported net income of $66.4 million, or $2.73 per diluted share, compared with net income of $12.2 million, or $0.51 per diluted share, in fiscal 2003.

        Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased to report record sales, record profits, and record earnings per share for Cal-Maine Foods in fiscal 2004. These results reflect very strong demand for eggs and higher egg prices during the past twelve months. Our production and marketing people did an excellent job in capitalizing on the favorable market conditions. We are especially gratified to have posted our strong operating performance and improved results in spite of higher feed prices this year.

        “As we begin a new fiscal year, the demand for eggs continues to be strong while the supply of eggs is slightly higher than a year ago. Based on current projections, we expect feed prices to decline as we get closer to the harvest season in September and October. Our management team is working hard and performing well, and we look forward to continued success in fiscal 2005.”

        Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 26 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

        Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 •	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Fiscal 2004 Results

July 12, 2004

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	May 29, 2004	May 31, 2003	May 29, 2004	May 31, 2003
Net sales	$142,352	$103,438	$572,331	$387,462
Gross profit	40,389	22,059	175,626	72,293
Operating income	28,857	8,490	106,322	26,264
Income before income taxes	29,236	6,734	106,242	19,137

Net income	$17,194	$4,310	$66,442	$12,212

Net income per common share:
Basic	$0.71	$0.19	$2.78	$0.52

Diluted	$0.70	$0.18	$2.73	$0.51

Weighted average shares outstanding:
Basic	24,212	23,528	23,874	23,528

Diluted	24,525	23,793	24,342	23,724

Depreciation expense	$4,330	$4,321	$16,520	$16,624

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands, except per share amounts)

	May 29, 2004	May 31, 2003
ASSETS
Cash and cash equivalents	$72,981	$6,092
Receivables	22,361	26,353
Inventories	49,896	51,005
Other	1,695	1,729

Current assets	146,933	85,179
Fixed assets (net)	132,058	138,192
Other assets	17,562	12,021

Total assets	$296,553	$235,392

LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long-term debt	$9,597	$12,592
Accounts payable	21,507	21,386
Other current liabilities	17,857	11,646
Current deferred income taxes	5,023	11,806

Current liabilities	53,984	57,430
Deferred taxes and liabilities	21,970	16,225
Long-term debt	80,434	95,652
Shareholders' equity	140,165	66,085

Total liabilities and shareholders' equity	$296,553	$235,392

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